                                                Filed pursuant to Rule 424(b)(3)
                                                 Registration No. 333-16647
PROSPECTUS

                                                                  AVALONBAY LOGO

                                1,000,000 SHARES

                          AVALONBAY COMMUNITIES, INC.

                                  COMMON STOCK
                            ------------------------

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                            ------------------------

     AvalonBay Communities, Inc. (the "Company") hereby offers to the holders of its shares of common stock, par value $.01 per share (the "Common Stock"), and preferred stock, par value $.01 per share (the "Preferred Stock" and together with the Common Stock, the "Capital Stock"), the opportunity to participate in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides a simple and convenient method for stockholders to invest cash dividends and optional cash payments in shares of Common Stock of the Company. All holders of Capital Stock are eligible to participate in the Plan, including stockholders whose shares of Capital Stock are held in the name of a nominee or broker (each, a "Participant").

     Participants may purchase additional shares of Common Stock by (i) having the cash dividends on all, or part, of their shares of Capital Stock automatically reinvested, (ii) receiving directly, as usual, their cash dividends, if, as and when declared, on their shares of Capital Stock and investing in the Plan by making cash payments of not less than $100 or more than $25,000 (or such larger amount as the Company may approve) per quarter ("optional cash payments"), or (iii) investing both their cash dividends and such optional cash payments.

     A stockholder may begin participating in the Plan by completing an Authorization Card and returning it to First Union National Bank, as Plan administrator. Participants may terminate their participation in the Plan at any time. Stockholders who do not wish to participate in the Plan need take no action and will continue to receive their cash dividends, if, as and when declared, as usual. It is suggested that this Prospectus be retained for future reference.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                 The date of this Prospectus is October 8, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the facilities maintained by the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Exchange (the "PCX"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005, and at the PCX, 301 Pine Street, San Francisco, California 94104. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World-Wide Web Site, http://www.sec.gov.

     Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made, which may be obtained via EDGAR or by mail from the Public Reference Section of the Commission at its principal office, at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

     In accordance with Section 2-210 of the Maryland General Corporation Law, as amended (the "MGCL"), the Board of Directors has authorized the issuance of some or all of the shares of any or all of its classes or series of Capital Stock without certificates. In addition, the Company has the authority to designate and issue more than one class or series of Capital Stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. The Company's charter, as amended (the "Charter"), imposes limitations on the ownership and transfer of the Company's Capital Stock. The Company will furnish a full statement of the relative rights and preferences of each class or series of Capital Stock of the Company which has been so designated and any restrictions on the ownership or transfer of Capital Stock of the Company to any stockholder upon request and without charge. Written requests for such copies should be directed to: AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996, September 30, 1996, March 31, 1997, June 30, 1997, September 30, 1997, March 31, 1998 and June 30,
1998, (iii) Current Report on Form 8-K filed May 20, 1996, (iv) Current Report on Form 8-K filed June 6, 1996, as amended by Current Report on Form 8-K/A filed July 5, 1996, (v) Current Report on Form 8-K filed July 5, 1996, (vi) Current Report on Form 8-K filed on November 14, 1996, (vii) Current Report on Form 8-K filed January 21, 1997,

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(viii) Current Report on Form 8-K filed April 21, 1997, as amended by Current
Reports on Form 8-K/A filed April 21, 1997 and June 16, 1997, (ix) Current Report on Form 8-K filed July 25, 1997, (x) Current Report on Form 8-K filed August 14, 1997, (xi) Current Report on Form 8-K filed September 9, 1997, (xii) Current Report on Form 8-K filed September 16, 1997, (xiii) Current Report on Form 8-K filed October 28, 1997, (xiv) Current Report on Form 8-K filed December 11, 1997, (xv) Current Report on Form 8-K filed December 16, 1997, (xvi) Current Report on Form 8-K filed December 22, 1997, (xvii) Current Report on Form 8-K filed January 8, 1998, (xviii) Current Report on Form 8-K filed January 21, 1998, (xix) Current Report on Form 8-K filed March 11, 1998, (xx) Current Report on Form 8-K filed March 27, 1998, (xxi) Current Report on Form 8-K filed April 16, 1998, (xxii) Current Report on Form 8-K filed April 22, 1998, (xxiii) Current Report on Form 8-K filed June 19, 1998, as amended by Current Report on Form 8-K/ A filed June 26, 1998, (xxiv) Current Report on Form 8-K filed July 9, 1998, (xxv) Current Report on Form 8-K filed August 5, 1998, (xxvi) Current Report on Form 8-K filed October 6, 1998, (xxvii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B dated June 7, 1995, and (xxviii) the description of the Company's Rights to purchase shares of the Company's Series E Junior Participating Cumulative Preferred Stock par value $.01 per share, contained in the Company's Registration Statement of Form 8-A filed March 11, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to: AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention:
Chief Financial Officer (Tel. # (703) 329-2300). In addition, the public may read and copy any materials filed by the Company with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Pubic Reference Room by calling the Commission at 1-800-SEC-0330.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                                  THE COMPANY

     The Company is the surviving corporation from the merger (the "Merger") of Avalon Properties, Inc. ("Avalon") with and into Bay Apartment Communities, Inc. on June 4, 1998. In connection with the Merger, the Company changed its name to "AvalonBay Communities, Inc."

     The Company is a real estate investment trust ("REIT") that is focused exclusively on the ownership of institutional-quality apartment communities in high barrier-to-entry markets of the United States. These markets include Northern and Southern California and selected states in the Mid-Atlantic, Northeast, Midwest and Pacific Northwest regions of the country. The Company is a fully-integrated real estate organization with in-house acquisition, development, redevelopment, construction, reconstruction, financing,

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marketing, leasing and management expertise. With its experience and in-house capabilities, the Company believes it is well-positioned to continue to take advantage of opportunities to develop and acquire upscale apartment homes in its target markets.

     The Company elected to be taxed as a REIT for federal income tax purposes for the year ending December 31, 1994 and has not revoked that election. The Company was incorporated under the laws of the State of California in 1978 and was reincorporated in the State of Maryland in July 1995. Its principal executive offices are located at 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314 and its telephone number at that location is (703) 329-6300. The Company also maintains super-regional offices in San Jose, California and Wilton, Connecticut and acquisition, development, redevelopment, construction, reconstruction or administrative offices in Boston, Massachusetts; Chicago, Illinois; Minneapolis, Minnesota; Newport Beach, California; New York, New York; Princeton, New Jersey; Richmond, Virginia; and Seattle, Washington.

                  DESCRIPTION OF THE DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN

     The terms of the Company's Plan are set forth below in question and answer format.

PURPOSE

1.   WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to provide holders of record of shares of Capital Stock with a simple and convenient method of investing in additional shares of Common Stock, without paying any brokerage commissions, fees or service charges, as more fully described below in Question 10. In addition to reinvesting cash dividends, Participants may purchase shares of Common Stock through quarterly optional cash payments. At the Company's election, shares of Common Stock purchased under the Plan will be either original issue shares or shares purchased in the open market by the Plan administrator, First Union National Bank ("First Union"). The Plan also has the added benefit of providing the Company with additional funds for general corporate purposes when the Company elects to sell shares of its Common Stock to Participants in the Plan.

ADVANTAGES TO PARTICIPANTS

2.   WHAT ARE THE OPTIONS AVAILABLE TO STOCKHOLDERS?

     Participants in the Plan may purchase additional shares of Common Stock by
(i) having the cash dividends on all or part of their shares of Capital Stock automatically reinvested, (ii) receiving directly, as usual, their cash dividends, if, as and when declared, on their shares of Capital Stock and investing in the Plan by making cash payments of not less than $100 or more than $25,000 (or such larger amount as the Company may approve) per quarter, or (iii) investing both their cash dividends and such optional cash payments in shares of Common Stock.

3.   WHAT ARE THE ADVANTAGES OF THE PLAN?

     No brokerage commissions, fees or service charges are paid by Participants in connection with purchases under the Plan; provided, however, that if shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee. Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, as well as whole shares, to be purchased and credited to Participants' accounts. Regular statements of account provide simplified record keeping. In addition, the free

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custodial services provided in connection with the Plan serve to protect against loss, theft or destruction of certificates.

     The price of shares of Common Stock purchased under the Plan from the Company with reinvested cash dividends or optional cash payments will be 97% of the closing price on the NYSE for such shares of Common Stock either on (a) the dividend payment date, or (b) the applicable Investment Date (as defined in Question 12), whichever is higher. For open market purchases, the purchase price will be the weighted average price paid by First Union for all shares purchased by it for Participants in the Plan with the proceeds of the cash dividend and/or optional cash payments being invested on the applicable Investment Date.

ADMINISTRATION

4.   WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

     First Union, or such other bank or trust company as the Company may from time to time designate as plan administrator for the participating stockholders, administers the Plan for Participants, maintains records, delivers statements of account to Participants and performs other duties relating to the Plan. Shares of Common Stock purchased under the Plan are held by First Union as agent for the Participants and are registered in the name of First Union or its nominee, unless and until a Participant requests that a stock certificate for his or her shares be issued, as more fully described below in Question 17.

     All communications regarding the Plan should be sent to First Union at the following address:

        First Union National Bank
        Attention: Client Services Group
        1525 West W.T. Harris Boulevard, 3C3
        Charlotte, North Carolina 28288-1153

     If you have any questions, please call toll free: 1-800-829-8432

PARTICIPATION

5.   WHO IS ELIGIBLE TO PARTICIPATE?

     All holders of record of shares of Capital Stock are eligible to participate in the Plan ("Eligible Stockholders"). Beneficial owners of shares of Capital Stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) may be able to arrange for the entity in whose name the shares are registered to handle the reinvestment of dividends. If not, they must have the shares they wish to enroll in the Plan transferred from the current registered owner to their own names.

6.   HOW DOES AN ELIGIBLE STOCKHOLDER PARTICIPATE?

     An Eligible Stockholder may join the Plan by completing and signing an Authorization Card and returning it to First Union. If shares are registered in the name of a nominee or broker, Eligible Stockholders must have the nominee or broker sign the Authorization Card and return it to First Union. When completing the Authorization Card, an Eligible Stockholder should be careful to include his or her social security number or taxpayer identification number. Failure to supply this information may result in backup withholding of 31% of payments owed to a Participant. Once enrolled in the Plan, Participants will continue to be enrolled without further action on their part. Participants may change their investment options at any time by completing, signing and returning to First Union a new Authorization Card. If a Participant's shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered owners must sign the Authorization Card.

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     Additional Authorization Cards and additional copies of this Prospectus may be obtained from First Union at any time by calling 1-800-829-8432 or by written request to the address set forth in Question 4 above.

7.   WHEN MAY AN ELIGIBLE STOCKHOLDER JOIN THE PLAN?

     An Eligible Stockholder may join the Plan at any time.

     Reinvestment of dividends commences, for any Participant electing such option, with the first dividend paid after such Participant joins the Plan, provided that an Authorization Card is received for such Participant by First Union at least one business day before the record date for such dividend. For purposes of the Plan, a "business day" shall mean a day other than a Saturday or Sunday or a day on which banking institutions in the City of New York, New York, are authorized or obligated by law or executive order to close. If any Participant delivers an Authorization Card specifying reinvestment of dividends paid on such Participant's shares of Capital Stock to First Union on or after the record date established for payment of a particular dividend on the Capital Stock, reinvestment will commence with the dividend payment date following the next such record date. See Question 13 below for information concerning the investment of optional cash payments.

8. WHAT DOES THE AUTHORIZATION CARD SAY ABOUT DIVIDENDS AND OPTIONAL CASH PAYMENTS?

     Except with respect to dividends on shares of Common Stock in a Participant's Plan account, which are reinvested automatically, a Participant may elect to reinvest the dividends on all or part of the shares of Capital Stock registered in his or her name by choosing one of the following options on the Authorization Card.

     (a) Full Dividend Reinvestment. If the "Full Dividend Reinvestment" box is checked, First Union will apply cash dividends on all shares of Capital Stock registered in the Participant's name, as well as on all shares of Common Stock credited to the Participant's Plan account, to the purchase of additional shares of Common Stock.

     (b) Partial Dividend Reinvestment Only. If the "Partial Dividend Reinvestment Only" box is checked, First Union will apply cash dividends on such number and such class or series of shares of Capital Stock as specified by the Participant on the Authorization Card, as well as on all shares of Common Stock credited to the Participant's Plan account, to the purchase of additional shares of Common Stock.

     (c) Dividend Reinvestment and Optional Cash Payments. If the "Dividend Reinvestment and Optional Cash Payments" box is checked, First Union will apply cash dividends on such number and such class or series of shares of Capital Stock as specified by the Participant on the Authorization Card, as well as on all shares of Common Stock credited to the Participant's Plan account, and any optional cash payments, to the purchase of additional shares of Common Stock.

     (d) Optional Cash Payments Only. If the "Optional Cash Payments Only" box is checked, First Union will apply only optional cash payments and cash dividends on all shares of Common Stock credited to the Participant's Plan account to the purchase of additional shares of Common Stock. Cash dividends on shares of Capital Stock registered in the Participant's name, other than the Common Stock in his or her Plan account, will be paid to the Participant in the usual manner.

     If a Participant signs and returns an Authorization Card without checking the desired option, the Participant will be deemed to have selected to invest all cash dividends on all Capital Stock registered in the Participant's name.

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     If a stockholder elects to participate in the Plan, regardless of the method of participation selected, all cash dividends paid on whole or fractional shares of Common Stock in the Participant's Plan account will be automatically reinvested in shares of Common Stock.

9.   HOW MAY PARTICIPANTS CHANGE THEIR INVESTMENT OPTIONS?

     A Participant may change his or her investment option at any time by signing a new Authorization Card and returning it to First Union. A change in investment option will be effective on the next dividend payment date if the Authorization Card is received by First Union at least one business day before the related dividend record date. If the Authorization Card is received by First Union on or after the related dividend record date, the change will be effective on the dividend payment date for the following quarter.

COSTS

10. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PARTICIPATION UNDER THE PLAN?

     Participants incur no brokerage fees or other transaction costs with respect to the purchase of original issue shares from the Company. The Company will also pay all brokerage fees and transaction costs in connection with the purchase of shares in the open market using dividend reinvestments to the extent that such brokerage fees and transaction fees do not exceed 5% of the aggregate amount of the dividends reinvested. Participants will be responsible for paying their pro rata share of any brokerage fees in connection with open market purchases using dividend reinvestments only to the extent that such brokerage fees, together with any other transaction costs, exceed 5% of the aggregate amount of the dividends reinvested.

     Participants will be responsible for paying their pro rata share of the brokerage fees in connection with open market share purchases using optional cash payments. However, Participants generally will pay a reduced brokerage cost as a result of the larger bulk purchase made on behalf of all Participants.

     If a Participant's shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee for both shares purchased in the open market and original issue shares. Any such commissions or fees will be the responsibility of the Participant.

     The Company pays all fees of First Union for administering the Plan.

PURCHASES

11.  HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR EACH PARTICIPANT?

     The number of shares to be purchased for a Participant's account under the Plan will depend upon the amount of the Participant's dividend being reinvested, the amount of any optional cash payments and the effective purchase price of the Common Stock. Each Participant's account is credited with the number of shares, including fractions computed to at least three decimal places, equal to the total amount invested by him or her divided by the applicable purchase price.

12.  AT WHAT PRICE AND WHEN WILL COMMON STOCK BE PURCHASED UNDER THE PLAN?

     The price of shares of Common Stock purchased under the Plan from the Company with reinvested cash dividends or optional cash payments will be 97% of the closing price on the NYSE for such shares of Common Stock either on (a) the dividend payment date, or (b) the applicable Investment Date, whichever is higher. For open market purchases, the purchase price will be the weighted average price paid by First Union for all shares purchased by it for Participants in the Plan with the proceeds of the cash dividend and/or optional cash payments being invested on the applicable Investment Date.

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     Shares of Common Stock purchased from the Company with reinvested dividends on a class or series of Capital Stock will be made on or promptly following the dividend payment date for such class or series of Capital Stock or, if the Common Stock is not traded on such day, the next trading day (the "Investment Date"). Shares purchased from the Company with optional cash payments received at least two business days prior to an Investment Date will be invested on or promptly following such Investment Date. For purposes of the Plan, a "business day" shall mean a day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close. Shares of Common Stock purchased in the open market with either reinvested cash dividends or optional cash payments will be invested as soon as practicable after the dividend payment date. See Question 13 below for additional details on the investment of optional cash payments. No interest will be paid on funds held by First Union pending investment of dividends or optional cash payments.

     It is within the Company's discretion to determine whether it will sell new shares or require open market purchases in connection with each investment under the Plan. If the Company does not elect to sell shares of Common Stock to Participants in the Plan for a particular Investment Date, First Union shall purchase shares of Common Stock on or as soon as practicable after such Investment Date on any securities exchange where such shares are traded, in the over-the-counter market or in negotiated transactions, on such terms as First Union may determine.

     Since purchase prices for the Common Stock are established on the applicable Investment Date or dividend payment date, as the case may be, a Participant loses any advantages otherwise available from being able to select the timing of investments. Participants should recognize that neither the Company nor First Union can assure a profit or protect against a loss on shares of Common Stock purchased under the Plan.

13.  HOW MUCH CAN BE INVESTED THROUGH OPTIONAL CASH PAYMENTS AND HOW ARE THEY
     MADE?

     Optional cash payments may be made at any time and in varying amounts of not less than $100 or more than $25,000 per quarter. Optional cash payments in excess of $25,000 per quarter may be made by a Participant only upon the acceptance by the Company of a written Request for Waiver from the Participant. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum quarterly purchase limit, unless such limit has been waived by the Company, are subject to return to the Participant, without interest.

     Optional cash payments in excess of $25,000 may be made by a Participant only upon acceptance by the Company of a written Request for Waiver from such Participant. No pre-established maximum limit applies to optional cash payments that may be made pursuant to a Request for Waiver. A Request for Waiver must be obtained each calendar quarter prior to the respective Investment Date on which a Participant would like to invest more than $25,000 per quarter. Participants interested in obtaining a Request for Waiver should contact the Company's Chief Financial Officer at (703) 329-6300.

     A Request for Waiver will be considered on the basis of a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for the Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of Company securities, the number of shares of Capital Stock held by the Participant submitting the Request for Waiver, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the sole discretion of the Company.

     Unless it waives its rights to do so, the Company may establish for each Investment Date a minimum price (the "Threshold Price") which applies only to the investment of optional cash payments made pursuant to written Requests for Waiver, as described above. The Threshold Price will initially be established by the Company at least five business days prior to the Investment Date; provided, however, that the Company

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reserves the right to change the Threshold Price at any time. The Threshold
Price will be established in the Company's sole discretion after a review of current market conditions and other relevant factors. Participants may obtain the Threshold Price applicable to the next Investment Date by telephoning the Company's Chief Financial Officer at (703) 329-6300. The Threshold Price will be a stated dollar amount that the closing price of the Common Stock on the NYSE for the respective Investment Date must equal or exceed. In the event that the Threshold Price is not satisfied for the respective Investment Date, at the Company's discretion each Participant's optional cash payments made pursuant to a written Request for Waiver may be returned, without interest, to such Participant by check. This return procedure will apply regardless of whether shares are purchased by the Agent in the open market or directly from the Company. For any Investment Date, the Company may waive its right to set a Threshold Price for optional cash payments in excess of $25,000. Setting a Threshold Price for an Investment Date shall not affect the setting of a Threshold Price for any subsequent Investment Date. Only optional cash payments in excess of $25,000 are affected by the return procedure and the Threshold Price provision described in this paragraph. All other optional cash payments and all dividend reinvestments will be made without regard to the Threshold Price provision.

     A stockholder may make an optional cash payment when enrolling in the Plan by enclosing a check (made payable to First Union) with the Authorization Card. Thereafter, optional cash payments may be made through the use of optional cash payment forms which will be sent to Participants by First Union.

     In the event a broker, bank nominee or trustee holds shares of a beneficial owner in the name of a major securities depository, optional cash payments must be made on a Broker and Nominee Form (a "B & N Form"). The B & N Form is the sole means by which a broker, bank nominee or trustee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of such beneficial owner. In such a case, the broker, bank nominee or trustee must use the B & N Form for transmitting optional cash payments on behalf of the beneficial owner. A B & N Form must be delivered to First Union each time that such broker, bank nominee or trustee transmits optional cash payments on behalf of a beneficial owner. B & N Forms will be furnished at any time upon written request to First Union at the address specified in question 4.

     Optional cash payments received by the Company at least two business days prior to an Investment Date will be invested on or promptly following the Investment Date, if the shares will be purchased from the Company, or as soon as practicable after the dividend payment date if the shares will be purchased in the open market. However, optional cash payments received after the second business day preceding the related quarterly Investment Date will not be invested until after the following quarterly Investment Date. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS. IT IS THEREFORE SUGGESTED THAT ANY OPTIONAL CASH PAYMENTS A PARTICIPANT WISHES TO MAKE BE SENT SO AS TO REACH FIRST UNION AS CLOSE AS POSSIBLE TO THE SECOND BUSINESS DAY PRECEDING THE QUARTERLY INVESTMENT DATE. The same amount of money need not be sent each quarter, and there is no obligation to make an optional cash payment each quarter.

     A Participant may participate through the investment of optional cash payments without the necessity of reinvesting cash dividends by checking the "Optional Cash Payments Only" box on the Authorization Card. However, even if the "Optional Cash Payments Only" box is checked, all dividends payable on shares purchased with optional cash payments and retained in the Participant's Plan account will be reinvested automatically in additional shares of Common Stock.

REPORTS TO PARTICIPANTS

14.  WHAT KIND OF REPORTS ARE SENT TO PARTICIPANTS IN THE PLAN?

     After an investment is made for a Participant's account, whether by reinvestment of dividends or by optional cash payment, the Participant will be sent a statement of his or her account. These statements of account will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of Plan shares held for the Participant by First Union, the number of enrolled shares registered in the name of the Participant, and an accumulation of the transactions for the calendar year to date. Quarterly statements will be mailed as soon as practicable after each dividend payment date. These statements are a Participant's continuing record of the cost of his or her purchases and should be retained for income tax purposes.

     In addition, each Participant will receive the most recent Prospectus constituting the Plan and copies of the same communications sent to every other holder of shares of Common Stock, including the Company's Annual Report, Notice of Annual Meeting and Proxy Statement, and income tax information for reporting distributions (including dividends) paid by the Company.

DIVIDENDS

15.  HOW ARE DIVIDENDS CREDITED TO PARTICIPANTS' ACCOUNTS UNDER THE PLAN?

     On shares of Capital Stock for which a Participant has directed that dividends be reinvested, cash dividends will automatically be credited to a Participant's account and reinvested in additional shares of Common Stock. Cash dividends also will be automatically reinvested on all shares which have been purchased under the Plan and credited to a Participant's account; provided, however, that no dividends will be earned on such shares purchased under the Plan until the dividend payment for the first dividend record date which follows the date of purchase of such shares. On shares of Capital Stock for which a Participant has not directed that dividends be reinvested and on shares owned by stockholders who are not participating in the Plan, cash dividends, if, as and when declared, will be received by them by check as usual.

     Stock dividends or stock splits distributed by the Company on the shares purchased for and credited to the account of a Participant under the Plan will be added to the Participant's account. Stock dividends or stock splits distributed on shares owned and held outside the Plan by a Participant (including shares for which a Participant has directed that cash dividends be reinvested) will be mailed directly to such Participant.

16.  WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

     Yes. Account balances will be computed to three decimal places and dividends will be paid on the fractional shares.

CERTIFICATES FOR SHARES

17. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

     Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan will not be issued. Shares will be held in the name of First Union or its nominees. The number of shares credited to a Participant's account under the Plan will be shown on his or her quarterly statement of account. Certificates for any number of whole shares credited to an account under the Plan will be issued upon the written request of a Participant.

     The remaining whole shares and fractions of shares, if any, will continue to be credited to the Participant's account. A request for issuance of Plan shares, including issuance of all of the shares in a Participant's account, will not constitute a termination of participation in the Plan by the Participant.

     A Participant's rights under the Plan and shares credited to the account of a Participant under the Plan may not be pledged. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

     Certificates for fractional shares are not issued under any circumstances.

18.  IN WHOSE NAME ARE ACCOUNTS MAINTAINED AND CERTIFICATES REGISTERED WHEN
     ISSUED?

     Accounts in the Plan are maintained in the names in which the certificates of Participants were registered at the time they entered the Plan. When issued out of the Plan, certificates for whole shares are similarly registered. Upon written request, certificates may also be registered and issued in names other than the name of the Participant, subject to compliance with any applicable laws and the payment of any applicable taxes. Any such request must be made in writing, signed by the Participant, and the Participant's signature must be guaranteed by a qualified medallion guarantee member.

SALE OF PLAN SHARES

19.  WHEN AND HOW MAY A PARTICIPANT SELL SHARES HELD IN THE PLAN?

     Any Participant, including a Participant who is withdrawing from the Plan, may sell some or all of his or her shares in the Plan in either of the following ways.

     A Participant may choose to sell all or a portion of his or her shares in the Plan on the open market through the Participant's broker. If a Participant elects to sell through a broker, he or she must first request First Union to send the Participant a certificate or certificates representing the requested number of shares in the Plan credited to the Participant's account. As soon as practicable after receipt of such request, First Union will issue a certificate or certificates representing the number of shares in the Participant's Plan account for which the Participant has requested certificates, unless other instructions are provided in writing as described in Question 18.

     As an alternative, during any calendar quarter a Participant may request First Union to sell up to 1,000 whole shares credited to his or her account under the Plan. First Union will use its best efforts to make the sale in the open market within ten trading days after receipt of the written request, and the Participant will receive the proceeds of the sale less any brokerage commissions, transfer taxes and other fees incurred by First Union that are allocable to the sale of such Common Stock. A Participant who requests First Union to sell up to 1,000 shares in a calendar quarter and wishes to have additional shares sold during such calendar quarter through his or her broker will receive a certificate in his or her name representing the whole shares that he or she wishes to sell through a broker.

     Any written instructions that do not clearly indicate the whole number of shares to be sold, or that "all" Plan shares are to be sold, will be returned to the Participant with no action taken. If all shares of Common Stock held in a Participant's Plan account are sold, the account will be terminated and the Participant will have to complete a new Authorization Card (see Question 6) in order to again participate in the Plan.

     A Participant who wishes to sell some or all of his or her shares in the Plan should be aware of the risk under either selling option that the price of the Common Stock may decrease between the time that the Participant determines to sell shares in the Plan and the time that the sale is completed. This risk is borne solely by the Participant. No check for the proceeds of such sale will be mailed prior to the settlement of funds from the brokerage firm through which shares in the Plan are sold. Settlement is three business days after the sale of the shares.

     All information relating to the sale of shares in the Plan will be reported to the Internal Revenue Service pursuant to applicable legal requirements. In addition, a statement of account which details the terms of the sale and the remaining number of Plan shares held for the Participant by First Union will be mailed as soon as practicable after each sale.

WITHDRAWAL FROM THE PLAN

20.  WHEN AND HOW MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

     A Participant may withdraw from the Plan by giving written notice to First Union that he or she wishes to withdraw. When a Participant withdraws from the Plan (or upon termination of the Plan by the Company) certificates for whole shares in his or her account under the Plan are issued and a cash payment is made for any fraction of a share in such account.

     If the written request to withdraw is received by First Union at least five business days before the record date for the next dividend, the withdrawal will be duly processed and such dividend will not be reinvested on the next dividend payment date. Any written notice of termination received fewer than five business days before a dividend record date will not be effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective Participant. After such dividends are invested and allocated to the Participants' accounts, withdrawal requests will be processed. Allocations may take up to two weeks after dividend payment. Neither First Union nor the Company is responsible for losses during such periods. Any optional cash payment sent to First Union prior to the request to withdraw will be invested in shares of Common Stock unless the Participant expressly requests in writing that the optional cash payment be returned and First Union receives the Participant's written request at least five business days before the next Investment Date.

     A Participant may re-enroll in the Plan at any time by submitting an Authorization Card as described in Question 6 above.

21. MAY A PARTICIPANT TERMINATE THE REINVESTMENT OF DIVIDENDS ON SHARES HELD IN HIS OR HER NAME AND STILL REMAIN IN THE PLAN?

     Yes. A Participant who terminates the reinvestment of dividends paid on shares registered in his or her name may leave in the Plan the shares previously purchased for his or her account in the Plan. Dividends paid on the shares left in the Plan continue to be reinvested automatically for his or her account.

TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

22.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the purchase of shares of Common Stock under the Plan will generally result in the following federal income tax consequences:

          (a) A dividend on shares of Capital Stock will be treated for federal income tax purposes as a dividend received by the Participant notwithstanding that it is used to purchase additional Common Stock pursuant to the Plan. The full amount of cash dividends reinvested under the Plan plus the 3% purchase discount (described in Question 12) on reinvested dividends and optional cash payments used to purchase shares from the Company represent dividend income to Participants. In addition, the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by the Company on behalf of a Participant in connection with purchases on the open market will also constitute a dividend to such Participant for federal income tax purposes.

          (b) Dividends paid to corporate Participants, including amounts taxable as dividends to corporate Participants under (a) above, will not be eligible for the corporate dividends-received deduction under the Code.

          (c) A Participant's tax basis in additional shares of Common Stock acquired under the Plan with reinvested dividends will be equal to the amount treated as a dividend for federal income tax purposes. A

     Participant's tax basis in additional shares of Common Stock acquired under the Plan with optional cash payments will be equal to the amount of the optional cash payments. The Participant's holding period for shares of Common Stock acquired with reinvested dividends or optional cash payments will commence on the day after the Investment Date.

          (d) A Participant will not realize any taxable income upon the receipt of a certificate for full shares credited to the Participant's account. A Participant will recognize gain or loss when a fractional share interest is liquidated or when the Participant sells or exchanges shares received from the Plan. Such gain or loss will equal the difference between the amount which the Participant receives for such fractional share interest or such shares and the tax basis therefor.

     In the case of Participants whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

     The above is intended only as a general discussion of the current federal income tax consequences of participation in the Plan and is not tax advice. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the Plan.

OTHER INFORMATION

23. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN HIS OR HER NAME OTHER THAN SHARES UNDER THE PLAN?

     If a Participant disposes of all of the shares of Capital Stock registered in his or her name other than shares purchased for the Participant's account under the Plan, First Union, until it is otherwise instructed, continues to reinvest the dividends on the shares of Common Stock in the Participant's Plan account. In the event of a Participant's death or incapacity, the personal representative of his or her estate may provide First Union with a written request of withdrawal of the Participant's Plan shares. The Company reserves the right not to reinvest any additional dividends if a Participant has only a fractional share of stock credited to his or her account under the Plan on the record date for any cash dividend on the Capital Stock. If the Company exercises this right, the Participant will receive a cash payment representing the fractional share and a cash payment for the dividend. The cash payment for the fractional share will be based on the closing price of the Common Stock on the NYSE on the date on which the Company exercises this right.

24. IF THE COMPANY ISSUES RIGHTS TO PURCHASE SECURITIES TO THE HOLDERS OF COMMON STOCK, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

     In the event that the Company makes available to the holders of its Common Stock rights to purchase additional shares of Common Stock or any other securities, First Union will sell such rights (if such rights are saleable and detachable from the Common Stock) accruing to shares of Common Stock held by First Union for Participants and invest the proceeds in additional shares of Common Stock on the next dividend payment date for the Common Stock. In the event that such rights are not saleable or detachable, the Plan will hold such rights for the benefit of Participants. A Participant who wishes to receive directly any such rights may do so by sending to First Union, at least five business days before the rights offering record date, a written request that certificates for shares in his or her account be sent to him or her.

25.  WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK
SPLIT?

Any shares representing stock dividends (payable in Common Stock) or stock splits distributed by the Company on shares of Common Stock credited to the account of a Participant under the Plan will be added to the Participant's account. Shares representing stock dividends payable other than in Common Stock or stock splits distributed by the Company on shares of Common Stock credited to the account of a Participant under the Plan shall be paid to First Union, which shall distribute the shares in accordance with the interests of Participants in the Plan. Shares representing stock dividends or split shares distributed on shares registered in the name of the Participant will be mailed directly to such Participant in the same manner as to stockholders who are not participating in the Plan.

26. HOW ARE A PARTICIPANT'S SHARES HELD UNDER THE PLAN TO BE VOTED AT MEETINGS OF STOCKHOLDERS?

     All shares of Common Stock credited to the account of a Participant under the Plan are voted by First Union as record holder in accordance with instructions of the Participant given to First Union on an instruction form or proxy furnished to the Participant. If the Participant desires to vote in person at a meeting, a proxy to vote the number of shares credited to his or her account under the Plan may be obtained upon written request received by First Union at least 15 business days before the meeting.

27.  WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND FIRST UNION UNDER THE
     PLAN?

     Neither the Company nor First Union will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudicated incompetency prior to the receipt of notice in writing of such death or adjudicated incompetency, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Stock. Neither the Company nor First Union has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

     THE PARTICIPANT SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

28.  MAY THE PLAN BE AMENDED, SUSPENDED OR TERMINATED?

     While the Plan is intended to continue indefinitely, the Company reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the Participants. To the extent practicable, notice of such suspension, termination or amendment will be sent to all Participants at least 30 days prior to its effective date.

     The Company intends to use its best efforts to maintain the effectiveness of the registration statement filed with the Commission covering the offer and sale of Common Stock under the Plan (the "Registration Statement"). However, the Company has no obligation to offer, issue or sell Common Stock to Participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective. Also, the Company may elect not to offer or sell Common Stock under the Plan to Participants residing in any jurisdiction or foreign country where, in the judgment of the Company, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if, as and when declared, will be paid in the usual manner to the stockholders and any optional cash payments received from any such stockholder will be returned to him or her.

29.  WHO INTERPRETS AND REGULATES THE PLAN?

     The Company is authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by the Company or First Union in the good faith exercise of its judgment will be binding on Participants.

RESALE RESTRICTIONS

30. ARE THERE ANY RESTRICTIONS ON THE RESALE OF COMMON STOCK ACQUIRED UNDER THE PLAN?

     Participants who are not "affiliates" of the Company are free to sell at any time the Common Stock acquired under the Plan. Participants who are "affiliates" of the Company, as that term is defined in Rule 405 promulgated by the Commission under the Securities Act, may not publicly reoffer shares acquired under the Plan except pursuant to Rule 144 of the Securities Act or pursuant to an effective registration statement. Rule 405 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with the Company. Directors and certain officers of the Company may be "affiliates" of the Company under this definition.

     Directors and certain executive officers of the Company participating in the Plan are also subject to the reporting obligations of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of the Common Stock made under the Plan with optional cash payments. While such directors and officers are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of Common Stock made under the Plan with reinvested dividends, such purchases must be disclosed on annual reports filed pursuant to Section 16(a) of the Exchange Act.

LIMITATIONS ON PARTICIPATION

31. ARE THERE LIMITATIONS ON PARTICIPATION IN THE PLAN OTHER THAN THOSE DESCRIBED ABOVE?

     The Company reserves the right to limit participation in the Plan for any reason, even if a stockholder is otherwise eligible to participate. To ensure that the Company remains a qualified REIT, the Company's Charter provides, subject to certain exceptions, that no stockholder may own beneficially more than 9.8% (the "Ownership Limit") of any class or series of the Company's outstanding Capital Stock, and certain pension plans and mutual funds registered under the Investment Company Act of 1940 may not own beneficially more than 15% (the "Look-Through Ownership Limit") of any class or series of the Company's outstanding Capital Stock. Stockholders may not acquire any shares pursuant to the Plan that exceed the Ownership Limit or the Look-Through Ownership Limit, as applicable.

     In addition, some stockholders may be residents of jurisdictions in which the Company determines that it may not be legally or economically feasible to offer its shares under the Plan, and accordingly residents of such jurisdictions may be precluded from participating in the Plan. The Company has no present plans to limit participation in the Plan by any stockholder of record for reasons other than those set forth above, but it reserves such right in the event that it determines in its sole discretion that such limitation may be in the best interests of the Company.

32.  WHAT LAW GOVERNS THE PLAN?

     The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Maryland.

                                USE OF PROCEEDS

     The Company will receive proceeds from the sale of Common Stock purchased by First Union directly from the Company. The Company intends to use the proceeds from the sale of its Common Stock for general corporate purposes, including the repayment of indebtedness, the acquisition and development of additional apartment home communities, and the repositioning of currently owned apartment communities.

     The Company has no basis for estimating either the number of shares of Common Stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold. The Company will not receive any proceeds under the Plan from the purchase of shares of Common Stock in the open market by First Union.

                                  COMMON STOCK

GENERAL

     Under the Charter, the Company has authority to issue 140,000,000 shares of Common Stock. The Common Stock is listed on the NYSE and the PCX under the symbol "AVB." The shares of Common Stock issued or to be issued upon receipt of full payment therefor by the Company in accordance with the terms set forth in the Plan will be validly issued, fully paid and non-assessable.

TERMS

     Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Charter regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Company's Charter regarding excess stock, par value $.01 per share ("Excess Stock"), each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of Capital Stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of Preferred Stock, a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Subject to the provisions of the Company's Charter regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage is set forth in the Company's Charter, which percentage shall not in any event be less than a majority of all of the shares entitled to vote on such matter. The Company's Charter provides that whenever any vote of the holders of voting stock is required to amend or repeal any provision of the Charter, then in addition to any other vote of the holders of voting stock that is required by the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Capital Stock of the Company entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of the Charter; provided, however, that the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any of the provisions relating to the resignation or removal of directors, vacancies on the Board of Directors, independent directors, the rights and powers of the Company, the Board of Directors and Officers (including amendments to the Charter), and the limitation of liability of directors and officers.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities.

SHAREHOLDER RIGHTS AGREEMENT

     The Company has adopted a Shareholder Rights Agreement (the "Rights Agreement"), the purpose of which is, among other things, to enable stockholders to receive fair and equal treatment in the event of any proposed acquisition of the Company. The Rights Agreement may have the effect of delaying, deferring or preventing a change in control of the Company and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the Common Stock in connection with such a transaction. The following summary description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company's Rights Agreement, which was previously filed with the Commission on March 11, 1998 as an exhibit to the Company's Registration Statement on Form 8-A.

     In connection with the adoption of the Rights Agreement, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of the Company's Common Stock to stockholders of record as of the close of business on March 10, 1998 (the "Record Date"). Each Right entitles the registered holder thereof to purchase from the Company a unit ("Unit") consisting of one one-thousandth of a share of Series E Junior Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company, at a cash exercise price of $160.00 per Unit, subject to adjustment.

     The Rights are currently not exercisable and are attached to and trade with all shares of Common Stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the Common Stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock (an "Acquiring Person"), or (ii) the close of business on the tenth business day following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of 10% or more of the outstanding shares of Common Stock.

     In the case of certain stockholders of the Company who beneficially owned 10% or more of the outstanding shares of Common Stock as of March 9, 1998 (such stockholders are referred to in the Rights Agreement as "grandfathered persons"), the Rights generally will be distributed only if any such stockholder acquires or proposes to acquire additional shares of Company Common Stock. In addition, a "grandfathered person" generally will become an Acquiring Person only if such person acquires additional shares of Common Stock.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock, and the rights agent for the Rights, is First Union National Bank, Charlotte, North Carolina.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company (formerly Bay Apartment Communities, Inc.) for the year ended December 31, 1997 and the Annual Report on Form 10-K of Avalon Properties, Inc. for the year ended December 31, 1997, the audited historical summary of revenues and direct operating expenses included on pages F-1 through F-6 of the Company's Form 8-K dated March 27, 1998 and the audited historical summary of operating revenue and expenses included on pages 5 through 8 of the Company's Form 8-K dated August 5, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                 CORRESPONDENCE

     All correspondence concerning the Plan should be addressed to:

        First Union National Bank
        Attention: Client Services Group
        1525 West W.T. Harris Boulevard, 3C3
        Charlotte, North Carolina 28288-1153
        (Tel. 1-800-829-8432)

================================================================================

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
The Company...............................................................    3
Description of the Dividend Reinvestment and Stock Purchase Plan..........    4
  Purpose.................................................................    4
  Advantages to Participants..............................................    4
  Administration..........................................................    5
  Participation...........................................................    5
  Costs...................................................................    7
  Purchases...............................................................    7
  Reports to Participants.................................................   10
  Dividends...............................................................   10
  Certificates for Shares.................................................   10
  Sale of Plan Shares.....................................................   11
  Withdrawal from the Plan................................................   12
  Tax Consequences of Participation in the Plan...........................   12
  Other Information.......................................................   13
  Resale Restrictions.....................................................   15
  Limitations on Participation............................................   15
Use of Proceeds...........................................................   16
Common Stock..............................................................   16
Experts...................................................................   18
Legal Matters.............................................................   18
Correspondence............................................................   18

                            ------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


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                                [AvalonBay LOGO]




                              1,000,000 SHARES OF
                                  COMMON STOCK




                             DIVIDEND REINVESTMENT
                                      AND
                              STOCK PURCHASE PLAN



                                   ----------
                                   PROSPECTUS
                                   ----------



                                OCTOBER 8, 1998




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